Exhibit 4.6

Chemed Corporation
2022 Stock Incentive Plan

1.            Purpose. The purpose of the Plan is to support the Company’s ongoing efforts to develop and retain excellent Key Employees and to provide them with incentives that are directly linked to the profitability of the Company’s businesses and to increases in stockholder value.

2.            Definitions. For purposes of the Plan, the following terms are defined as set forth below:

a.            “Award” means the grant under the Plan of Stock Options, Restricted Stock Awards, Performance Share Units, or Other Stock-Based Awards.

b.            “Board” means the Board of Directors of the Company.

c.            “Capital Stock” or “Stock” means the capital stock of the Company, par value $1.00 per share, or such other class of shares or other securities as may become applicable under Section 5(b).

d.            “CIC Severance Plan” means the Chemed Corporation Change in Control Severance Plan.

e.            “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

f.            “Commission” means the Securities and Exchange Commission or any successor agency.

g.            “Committee” means the Compensation/Incentive Committee of the Board, any successor thereto or such other committee as may be designated by the Board to administer the Plan, which, in any case, shall include as members at least two “non-employees” within the meaning of Rule 16b-3 of the SEC, two “outside directors” as defined in Section 1.162-27(e)(3) of the Treasury Regulations, and which is otherwise in compliance with any other requirements of applicable laws or regulations or the requirements of the New York Stock Exchange.

h.            “Company” means Chemed Corporation, a corporation organized under the laws of the State of Delaware, or any successor thereto.

i.            “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

j.            “Fair Market Value” means, as of any given date, the mean between the highest and lowest reported sales prices of the Capital Stock on the New York Stock Exchange, or, if no such sale of Capital Stock is reported on such date, the fair market value of the Stock as determined by the Committee in good faith and in accordance with all applicable laws or regulations or the requirements of the New York Stock Exchange.

k.            “Key Employee” means an employee of the Company or any of its subsidiaries who in the opinion of the Committee can contribute significantly to the growth and successful operations of the Company or its applicable subsidiary or affiliate.  Directors of the Company who are not otherwise employees as such term is defined under the Code or state law are nevertheless eligible for designation as Key Employees, provided that any Awards to be granted to directors who are members of the Committee must be approved by the whole Board with such Committee member directors recusing themselves from such Board action.  The grant of an Award to any person will be deemed a determination by the Committee that such person is a Key Employee for purposes of this Plan.

l.            “Other Stock-Based Award” means an Award made pursuant to Section 6(a)(iv).

m.            “Participant” means any eligible Key Employee as set forth in Section 4 to whom an Award is granted.

n.            “Performance Cycle” means the period selected by the Committee during which the performance of the Company or of any subsidiary, affiliate or unit thereof or any individual is measured for the purpose of determining the extent to which an Award subject to Performance Goals has been earned.

o.            “Performance Goals” mean the objectives for the Company or any subsidiary or affiliate or any unit thereof or any individual that may be established by the Committee for a Performance Cycle with respect to any performance-based Awards contingently awarded under the Plan.  Performance Goals may be measured on an absolute or cumulative basis or on a basis of percentage of improvement over time and may be measured relative to selected peer companies or a market index.

p.            “Performance Share Unit” means an Award described in Section 6(a)(iii).

q.            “Plan” means this Chemed Corporation 2022 Stock Incentive Plan, as amended from time to time.

r.            “Restricted Period” means the period during which an Award may not be sold, assigned, transferred, pledged or otherwise encumbered.

s.            “Restricted Stock” means an Award of shares of Capital Stock pursuant to Section 6(a)(ii).

t.            “Spread Value” means, with respect to a share of Capital Stock subject to an Award, an amount equal to the excess of the Fair Market Value, on the date such value is determined, over the Award’s exercise or grant price, if any.

u.            “Stock Option” means a contractual right to purchase specified shares of Capital Stock at a specified price, granted pursuant to Section 6(a)(i).

v.            “Termination of Employment” means a Participant’s separation from service (as such term is defined pursuant to Code Section 409A and the regulations issued thereunder) from the Company.

3.            Administration. The Plan shall be administered by the Committee, which shall have the power to interpret the Plan and to adopt such rules and guidelines for carrying out the Plan as it may deem appropriate.  The Committee shall have the authority to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with all applicable laws, regulations, and accounting principles.  Subject to the terms of the Plan, the Committee shall have the authority to determine those Key Employees who shall receive Awards and the amount, type and terms of each Award, and to establish and administer any Performance Goals applicable to such Awards.  Any determination made by the Committee in accordance with the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee, except for Awards under Section 2(k) to members of the Committee, and all decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Plan Participants.

4.            Eligibility. All Key Employees of the Company and its subsidiaries and affiliates are eligible to be granted Awards under the Plan.

5.            Capital Stock Subject to the Plan.

a.            Capital Stock Available. The total number of shares of Capital Stock reserved and available for distribution pursuant to Awards granted under the Plan shall be 1,000,000; provided, however, that any shares of Capital Stock issued to Participants pursuant to Awards in any form other than Stock Options shall be counted against such share limit as two and one-half shares for every one share of Capital Stock actually issued pursuant to such Award other than a Stock Option.  Shares issued under the Plan may be either authorized but unissued shares or treasury shares, as designated by the Committee.  To the extent any Award under this Plan terminates, expires or is forfeited without a distribution being made to the Participant in the form of Capital Stock, the shares subject to such Award that were not so issued, if any, shall again become available for distribution in connection with Awards under the Plan.  Any shares of Capital Stock that are used by a Participant or withheld by the Company as full or partial payment of withholding or other taxes or as payment for the exercise or conversion price of an Award under the Plan shall not be available for subsequent distribution in connection with Awards under the Plan.  Shares of Capital Stock repurchased by the Company using the proceeds from exercised Stock Options shall likewise not be available for subsequent distribution in connection with Awards under the Plan.

b.            Adjustments for Certain Corporate Transactions. In the event of any merger, share exchange, reorganization, consolidation, recapitalization, reclassification, distribution, stock dividend, stock split, reverse stock split, split-up, spin-off, issuance of rights or warrants or other similar transaction or event affecting the Capital Stock after adoption of the Plan, the Committee (i) shall make such adjustments or substitutions with respect to the Plan and to Awards granted hereunder as it deems appropriate to reflect the occurrence of such event, including, but not limited to, adjustments (A) to the aggregate number and kind of securities reserved for issuance under the Plan, (B) to the Award limits set forth in Section 6, (C) to the Performance Goals or Performance Cycles of any outstanding performance-based Awards, and (D) to the number and kind of securities subject to outstanding Awards and, if applicable, the grant or exercise price or Spread Value of outstanding Awards; and

(ii)            if the Company or any subsidiary of the Company should merge or consolidate with, or purchase stock or assets or otherwise acquire the whole or part of the business of, another company, the Company in connection herewith, upon the recommendation of the Committee and the approval of the Board of Directors, (A) may assume, in whole or in part and with or without modification or conditions, any stock awards granted by the acquired company to its employees, in their capacity as such, or (B) may grant new Awards in substitution therefore; provided that the granting of an Award with the terms and conditions of the assumed or substitute Award is otherwise permissible under either this Plan or a plan approved by the shareholders of the acquired company.  For the purposes of the preceding sentence, the permissibility of the granting of an option under a plan shall be determined as of the date of grant of the original option by the acquired company and not as of the date of assumption or substitution by the Company.

In connection with any of the events described in this Section 5(b), the Committee is also authorized to provide for the payment of any outstanding Awards in cash, including, but not limited to, payment of cash in lieu of any fractional Awards. In the event of any conflict between this Section 5(b) and other provisions of the Plan, the provisions of this section shall control.  To the extent not prohibited by applicable laws, rules and regulations, any shares of Capital Stock underlying any assumed or substituted Awards as permitted above shall not be counted against the number of shares remaining for issuance with respect to Awards under Section 5(a).

6.            Awards.

a.            General. The types of Awards that may be granted under the Plan are set forth below. Awards may be granted singly, in combination or in tandem with other Awards.

i.            Stock Options. A Stock Option represents the right to purchase a share of Stock at a predetermined grant price. The term of each Stock Option shall be set forth in the Award agreement, but no Stock Option shall be exercisable more than ten years after the grant date. The grant price per share of Capital Stock purchasable under a Stock Option shall not be less than 100% of the Fair Market Value on the date of grant.  Subject to the applicable Award agreement, Stock Options may be exercised, in whole or in part, by giving written notice of exercise specifying the number of shares to be purchased.  Such notice shall be accompanied by payment in full of the purchase price including taxes by certified or bank check or such other instrument as the Company may accept, including any shares of Capital Stock that are used by a Participant or withheld by the Company as full or partial payment of withholding or other taxes or as payment for the exercise or conversion price of an Award.  Unless otherwise determined by the Committee, payment in full or in part may also be made in the form of Capital Stock already owned by the Participant or withheld by the Company valued at Fair Market Value.  Except for a beneficiary designation as permitted by the terms of the applicable Award agreement or as designated by a Participant by will or as prescribed by the laws of descent and distribution, Stock Options may not be sold, assigned, encumbered, pledged or otherwise transferred.  Dividends may not be accrued or paid with respect to Stock underlying an unexercised Stock Option.

ii.            Restricted Stock. Shares of Restricted Stock are shares of Capital Stock that are awarded to a Participant and that during the Restricted Period may be forfeitable to the Company upon such conditions as may be set forth in the applicable Award agreement.  Except for a beneficiary designation as permitted by the terms of the applicable Award agreement or as designated by a Participant by will or prescribed by the laws of descent and distribution, Restricted Stock may not be sold, assigned, encumbered, pledged or otherwise transferred during the Restricted Period.  Except as provided in the applicable Award agreement, a Participant shall have with respect to such Restricted Stock all the rights of a holder of Capital Stock during the Restricted Period, including the right to dividends which may accrue during the Restricted Period.

iii.            Performance Share Units. Performance Share Units represent the right to receive shares of Capital Stock, cash, or both (as determined by the Committee) upon satisfaction of such conditions as may be set forth in the applicable Award agreement. Performance Share Units may not be sold, assigned, encumbered, pledged or otherwise transferred during the Restricted Period. Except as provided in the applicable Award agreement, a Participant shall have with respect to such Performance Share Units none of the rights of a holder of Capital Stock unless and until shares of Capital Stock are actually delivered in satisfaction of such Performance Share Units.  To the extent specified in an Award agreement, dividend equivalents that would otherwise be payable during the Restricted Period on the underlying share equivalents may, however, accrue during the Restricted Period for payment thereafter if shares of Capital Stock are actually delivered in satisfaction of such Performance Share Units.

iv.            Other Stock-Based Awards. Other Stock-Based Awards are Awards, other than Stock Options, Restricted Stock, or Performance Share Units that are denominated in, valued in whole or in part by reference to, or otherwise based on or related to, Capital Stock.  The grant, purchase, exercise, exchange or conversion of Other Stock-Based Awards granted under this subsection (iv) shall be on such terms and conditions and by such methods as shall be specified by the Committee.  Where the value of an Other Stock-Based Award is based on the Spread Value, the grant price for such an Award will not be less than 100% of the Fair Market Value on the date of grant.

b.            Award Limitations.  No individual non-employee board member shall be granted Awards (including any cancelled Awards) with respect to shares of Capital Stock valued at more than $500,000 during any calendar year, calculated based on the grant date value for financial reporting purposes.

c.            Performance-Based Awards. Any Awards granted pursuant to the Plan may be in the form of performance-based Awards through the application of Performance Goals and Performance Cycles.

d.            Stock Option Exercisability.  Subject to Section 7, and unless otherwise provided by the Committee, the portion of a Stock Option which has not previously been exercised as of the effective time of a Participant’s termination of employment shall be forfeited immediately except where the employment of a Participant holding an unexercised Stock Option terminates because of resignation with the consent of the Committee (which consent may be given before or after resignation), retirement in accordance with the Company’s regular retirement policy, incapacity, or death.  In such cases the term of the Stock Option shall be extended for a period of three months after the date of employment termination, during which period the Stock Option will continue to vest in accordance with its terms.  Any portion of the Stock Option which is exercisable as of the end of such three-month period shall remain exercisable for an extended period ending 15 months after the date of such employment termination, but the Stock Option will not continue to vest during such extended period.

e.            Approved Leave of Absence.  Unless otherwise provided by the Committee, a Participant’s leave of absence for military or governmental service, or for other purposes approved by the Committee, shall not be deemed a Termination of Employment for purposes of the Plan, provided that any Stock Options held by such Participant may not be exercised during such leave of absence.

f.            Minimum Vesting Period.  The minimum vesting period of any Award issued shall be over a period of three (3) years, but in no event shall any portion of any Award vest in less than one year; provided that, the foregoing restrictions shall not apply (i) with respect to Awards granted covering up to 50,000 shares of Capital Stock, (ii) in the event of Termination of Employment due to death, incapacity or retirement, in which case Awards shall vest pro-rata, (iii) and as provided for in Section 7.

7.            Awards. Upon a Change in Control, if a Participant has a Termination of Employment (i) for reasons other than Cause or (ii) for Good Reason (as defined in CIC Severance Plan) within 24 months after the effective date of a Change in Control, then all Stock Options held by such Participant as of the date of termination shall become fully vested and exercisable, and the restrictions and other conditions applicable to any Restricted Stock, Performance Share Units, or Other Stock-Based Awards held by such Participant as of the date of such Termination of Employment, including vesting requirements, shall lapse, and such Awards shall become free of all restrictions and fully vested. For this purpose, a “Change in Control” shall be as defined in the CIC Severance Plan.  To the extent applicable, all such accelerated Awards shall be paid in accordance with the terms of the applicable Award agreement.

8.            Plan Amendment and Termination. Subject to Section 12, the Board may amend or terminate the Plan at any time, provided that no amendment shall be made without stockholder approval if such approval is required under applicable law, regulation, or stock exchange rule, or if such amendment would (i) decrease the grant or exercise price of any Stock Option or Other Stock-Based Award to less than the Fair Market Value on the date of grant, (ii) increase the total number of shares of Capital Stock that may be distributed under the Plan, or (iii) decrease the Performance Goals with respect to any previously granted Award.  The Committee may not, without stockholder approval, cancel any Stock Option and substitute therefore a new Stock Option with a lower grant price.  Except as set forth in any Award agreement or as necessary to comply with applicable law, no amendment or termination of the Plan may materially and adversely affect any outstanding Award under the Plan without the Award recipient’s consent.

9.            Payments and Payment Deferrals. Payment of Awards may be in the form of cash, Capital Stock, other Awards or combinations thereof as the Committee shall determine, and with such restrictions as it may impose.  To the extent an Award is not otherwise exempt from Code Section 409A, such Award shall be paid as soon as possible following the applicable triggering event as set forth herein but in no event later than March 15 of the year following such applicable triggering event.  The Committee, either at the time of grant or by subsequent amendment, may require or permit deferral of the payment of Awards under such rules and procedures as it may establish; provided, however, that no such deferral of the payment of Awards shall occur unless permitted under Code Section 409A and the regulations issued thereunder.  It also may provide that deferred settlements include the payment or crediting of interest or other earnings on the deferred amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in Capital Stock equivalents.

10.            Award Agreements. Each Award under the Plan shall be evidenced by a written agreement in a form prescribed by the Committee that sets forth the terms, conditions and limitations for each Award.  Such terms may include, but are not limited to, the term of the Award, vesting and forfeiture provisions, and the provisions applicable in the event the Participant’s employment terminates.  The Committee may amend an Award agreement, provided that, except as set forth in any Award agreement or as necessary to comply with applicable law or avoid adverse tax consequences to some or all Plan Participants, no such amendment may materially and adversely affect an Award without the Participant’s consent.

11.            Unfunded Status of Plan. It is presently intended that the Plan constitute an “unfunded” plan for incentive and deferred compensation.  The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Capital Stock or make payments; provided, however, that, unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.

12.            Code Section 409A.  Awards under the Plan are intended to satisfy the requirements for exclusion from Code Section 409A and the regulations issued thereunder so as to avoid the imposition of any additional taxes or penalties under Code Section 409A. Accordingly, notwithstanding anything to the contrary contained in the Plan or any Award Agreement, neither the Board nor the Committee shall not take any action or exercise any discretion otherwise authorized under the Plan or any Award Agreement if such action or exercise of discretion would cause any Awards to become subject to the requirements of Section 409A of the Code.  If the Board or Committee determines that an Award, Award agreement, payment, or any other action contemplated by the provisions of the Plan would, if undertaken, cause a Participant to become subject to any additional taxes or other penalties under Code Section 409A, then unless the Board or Committee specifically provides otherwise, such Award, Award agreement, payment or other action shall not be given effect to the extent it causes such result and the related provisions of the Plan and/or Award Agreement may be modified by the Board or Committee, or, if necessary, suspended to the extent determined appropriate by the Board or Committee, in each case without the consent of or notice to the Participant in order to comply with the requirements of Code Section 409A. To the extent any provision in the Plan or Award agreement purports to give the Board or Committee discretion to modify the terms of an Award, and the mere possession (as opposed to the exercise) of such discretion would result in adverse tax consequences to any Participant, then the Board or Committee shall not have such discretion.

13.            General Provisions.

a.            Investment Representations. The Committee may require each person acquiring shares of Capital Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares for investment and not with a view to the distribution thereof.  The certificates for such shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer.

b.            Not an Employment Obligation. Neither the adoption of the Plan nor the granting of Awards under the Plan shall confer upon any Key Employee any right to continued employment nor shall they interfere in any way with the right of the Company, a subsidiary or an affiliate to terminate the employment of any Key Employee at any time.

c.            Income Tax Withholding. No later than the date as of which an amount first becomes includable in the gross income of the Participant for income tax purposes with respect to any Award under the Plan, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind that are required by law or applicable regulation to be withheld with respect to such amount. Unless otherwise determined by the Committee, withholding obligations arising from an Award may be settled with Capital Stock, including Capital Stock that is part of, or is received upon exercise or conversion of, the Award that gives rise to the withholding requirement, in order to satisfy up to the lesser of:  (i) the maximum statutory rate in the Participant’s applicable jurisdiction or (ii) the amount required by applicable tax laws and jurisdictions.  The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company, its subsidiaries and its affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant.  The Committee may establish such procedures as it deems appropriate, including the making of irrevocable elections, for the settling of withholding obligations with Capital Stock.

d.            Dodd-Frank Compliance.  The Company is required under applicable provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Exchange Act Section 10D to adopt and maintain a policy, applicable in the event of an accounting restatement by the Company due to any material noncompliance of the Company with any financial reporting requirement under applicable securities laws, requiring the Company to recover or “clawback” amounts of incentive-based compensation paid to its current or former executive officers to the extent such amounts exceed the compensation that would have been received from the Company after giving effect to the restatement.  Participants who are executive officers of the Company shall be bound by any clawback policy adopted by the Company pursuant to Dodd-Frank, Exchange Act Section 10D, or any regulations of the Securities and Exchange Commission promulgated thereunder, or otherwise adopted by the Company.

e.            Governing Law. The Plan and all Awards made and actions taken there under shall be governed by and construed in accordance with the laws of the State of Delaware, excluding any conflicts or choice of law, rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Unless otherwise provided in an Award, recipients of an Award under the Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Delaware, to resolve any and all issues that may arise out of or relate to the Plan or any related Award.

f.            Severability. If any provision of the Plan is held invalid or unenforceable, the invalidity or unenforceability shall not affect the remaining parts of the Plan, and the Plan shall be enforced and construed as if such provision had not been included.

g.            Successors and Assigns. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

h.            Effective Date; Plan Expiration. If approved by the Company’s stockholders, the Plan shall become effective on May 16, 2022.  Except as otherwise provided by the Board, no Awards shall be made after May 16, 2032, provided that any Awards granted prior to that date may extend beyond it.